CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fenix Parts, Inc.
Westchester, Illinois

We hereby consent to the incorporation by reference in Registration Statement on Form S-8 (Nos. 333-211241 and 333-212623) of Fenix Parts, Inc. of our report dated April 14, 2016, relating to the consolidated financial statements of Fenix Parts, Inc.'s, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Chicago, Illinois
August 15, 2017